Exhibit 10.3

The SharperImage.com
Camelot SI, LLC
27725 Stansbury Blvd., Ste. 175
Farmington Hills, MI 48334
Tel: (248) 741-5120
Fax: (248) 741-5106
ntspayable@sharperimageonline.com

Purchase Order

Purchase Order #:	TSI0000064
Date:	Jul 23, 2010
Page:	4
Vendor Code:	KOKO

Vendor Address: Jyothi Shankar

Koko Ltd.
12901 South Buttercup Lane
Spokane, WA 99224-8524

Ship To:

Warehouse
Camelot SI LLC
c/o Ingram Micro Logistics
Branch 30 – USML
3820 Micro Drive
Millington, TN 38053

Payment Terms	F.O.B. Point	Shipping/Freight Terms	Delivery to Whse Date	Cancel Date	Buyer
Net 30 Days	Spokane, WA		Oct 15, 2010	10/29/2010	SB

Vendor Item Number	SI Item Number	Description	Qty. Ordered	UOM	Unit Cost	Extended Price
My Steak Chef	EL-200006	My Steak Chef	480	Ea	12.00	5,760.00

Comments:

Subtotal	5,760.00
Total tax	0.00
Total purchase order	5,760.00

The SharperImage.com Purchase Order Agreements:
- By accepting this Purchase Order, the vendor agrees this document supercedes any prior documents or agreements
- SharperImage.com has the right to refuse any shipments that are damaged
- This document may not be modified without the approval of Merchandise Director or GMM of SharperImage.com
- Vendor must comply with all procedures as laid out in the Ingram Micro North American Routing Guide – Fall 2009 Edition, that has been made available
- Vendor is responsible for any charges due to improper shipping/receiving protocol as stated in Ingram Micro North American Routing Guide – Fall 2009 Edition, that has been made available

1.0 Price and Payment
1.1  The parties agree that the total price stated in the order contains all the charges to be paid by SI to Vendor. The price described herein is not subject to escalation of any kind or for any reason.  In no instance shall SI be liable to Vendor in excess of the actual order price, less applicable discounts and/or other deductions, and no interest or other charges including, but not limited to, freight charges, unless previously agreed to by SI in writing, shall be recognized or paid by SI upon any such order or resulting invoice, whether claimed by reason of late payment or otherwise.

1.2  Vendor shall pay, and hold SI harmless from, any and all taxes imposed by Law (as defined below) relating to the transactions under the order, including any and all import duties imposed by Law.

2.0 Product Warranties
2.1  Vendor hereby represents and warrants to SI and its customers that all Merchandise (including all replacement items or corrected components which Vendor Furnishes) shall be of good quality, material, and workmanship, merchantable, fit for its intended purpose, and free from any and all defects.  It shall also conform to the specifications, requirements and descriptions contained in the applicable specifications, samples and descriptions furnished or specified.  All merchandise shall remain defect free for twelve (12) months after first use; provided such Merchandise is used for their intended purpose in accordance with any written instructions of use provided by Vendor.

2.2  By accepting the order, Vendor warrants, represents, and guarantees to SI the following:
A.  That the price and other terms and conditions of sales, the terms on which all promotional and advertising matter are furnished by Vendor to SI and all guarantees, warranties, labels, packaging, instructions, and warnings furnished in connection comply with all Laws;
B.  That, if required by Law of legal precedent, the labels, packaging, instructions and warnings accompanying Vendor’s merchandise are multilingual and/or contain universally accepted pictographs or symbols;
C.  That Vendor, if necessary, will supply SI with any and all instructions, warnings or safety sheets for said Merchandise as required by Law;
D.  That the weights, measures, fiber content, signs, legends, words, particulars, or descriptions, if any, stamped, printed, or otherwise attached to the Merchandise or containers (including US required country of origin markings) or referring to the Merchandise delivered hereunder are true and correct and comply with all applicable Laws;
E.  That all Merchandise conform and comply with all applicable Laws, including but not limited, to Consumer Product Safety Act; Magnuson – Moss Warranty – Federal Trade Commission Improvement Act; Fair Packaging and Labeling Act; Textile Fiber Products Identification Act; Flammable Fabrics Act; Wool Products Labeling Act; Federal food, Drug and Cosmetics Act; Federal Insecticide, Fungicide and Rodenticide Act; Federal Hazardous Substances Act; all Federal Trade Commission Rules and Regulations; FCC Communications Act; and other governmental bodies and any generally similar requirements of state of local law and the standards of the American Society for Testing and Materials, Underwriters Laboratories, Inc. (including all language requirements) or such other testing laboratory approved by SI, and that such compliance will be evidenced by an appropriate label on and/or control document for such Merchandise.  If prescribed by any Law, Vendor agrees to provide SI with a signed guaranty form with respect to the above warranties as part of Vendor’s invoice before payment is required to be made under the terms of an order;
F.  That all merchandise subject to regulation as a pesticide or pesticide device under the Federal Insecticide Fungicide and Rodenticide Act (FIFRA) or analogous State law is lawfully registered with the U.S. Environmental Protection Agency or State regulatory authority, as appropriate, and conforms and complies with requirements of FIFRA or analogous or similar State law as of the date such Merchandise is shipped or delivered by Vendor to SI;
G.  That the Merchandise delivered pursuant to any order does not infringe any actual alleged patent, design, trade name, trademark, copyright, trade secret, or any right or entitlement of any third party;
H.  That the Merchandise is new and merchantable and fit for a particular purpose;
I.  That Vendor has the right to manufacture the Merchandise and perform its other activities under this Agreement without infringing upon or misappropriating the patents, copyrights, trade secrets or other intellectual property of any third party;
J.  That none of Merchandise supplied by Vendor to SI contains, or was produced with, any materials whose use is prohibited either by a list of banned materials provided to or by applicable governmental regulations or Laws;
K.  That the use, storage, or disposal of Merchandise by SI, in accordance with any merchandise instructions provided by Vendor, shall not result in any claim against SI for environmental damage or remedial actions by third parties;
L.  That Vendor shall not, in any part of the Merchandise to be provided to SI:  (a) use forced labor, regardless of form; (b) employ any person below the age of 15, unless it is part of a government approved job training, apprenticeship or other program that would be clearly beneficial to its participants; or (c) engage in physically abusive disciplinary practices.

2.3  Any clause(s) required to be included in a contract of this type by any applicable Federal, state or local Laws, orders, rules or administrative procurements regulations having the effect of law shall be deemed incorporated herein and is (are) hereby made a part hereof.

2.4  If any of the representations or warranties of this Section 4 are breached, SI may, at its election and in addition to any rights or remedies it may have, (i) return such Merchandise to Vendor at Vendor’s cost, risk and expense, (ii) require Vendor, at its expense to promptly replace or correct such Merchandise, (iii) pending redeliver, require repayment of any amounts paid for returned Merchandise, (iv) effect cover by purchase or manufacture of similar Merchandise or repair such Merchandise at Vendor’s expense, and/or (v) accept or retain non conforming Merchandise and equitably reduce their price.  Such remedies are not exclusive, and SI hereby reserves all of its rights and remedies under applicable Law.

3.0 Product Recall
In the event the Consumer Product Safety Commission or other federal, state, or local agency (the “Commission”) or SI issues an order pursuant to any consumer protection Law (hereinafter referred to as the “Act”) requiring either SI or Vendor to recall, replace, repair or make refunds with respect to all or part of any Merchandise (a “Recall”).  Vendor shall do so at its expense (including without limitation, reimbursements to SI for its “out-of-pocket” expenses) in such timely and reasonable manner as is determined by Vendor (but subject to approval by SI not be reasonably withheld) that will satisfy the requirements of the Act.  Where both parties agree or where either party determines in its reasonable discretion that a Recall is warranted prior to or without regard to any proceeding or determination by the Commission.  Vendor shall assume all costs and expense of such Recall (including reimbursement to SI for its “out-of-pocket” expenses) and such Recall shall be effectuated in a manner agreed upon between Vendor and SI.  For purposes of this Section, “out-of-pocket” expenses shall include any expense incurred by SI relating to the Recall.  In any event, Vendor shall accept return of all of SI inventory involved in a Recall and Vendor shall refund to SI all monies (and “out-of-pocket” expenses) paid for said inventory.  In no event shall Vendor treat SI less favorably than any other customer in the event of a Recall or potential Recall.  Nothing contained in this Section shall prevent SI from taking any actions as may be required of it under the Act and Vendor shall pay SI all costs and expenses incurred by SI in so doing.

4.0 Indemnification
4.1  Vendor agrees that it shall indemnify, defend, and hold SI and Sharper Image Acquisition LLC, and each of their affiliates, managers, members, representatives, parent and subsidiaries, associates, directors, officers, employees, and agents (collectively, the “Indemnified Parties”) harmless against and from any and all claims, lawsuits, judgments, losses, recalls, civil penalties or actions, causes of action, costs, liabilities, damages, and expenses (including lost profits, consequential damages and attorney’s fees) incurred or to be incurred, which may be made or brought against SI, The Shaper Image or the Indemnified Parties by any person, corporation, limited liability company, partnership, government, governmental agency, class, or any other entity whatsoever, arising or alleged to have arisen, relate to, or out of (i) any claim asserted by, through or under Vendor or its subcontractors, material men and suppliers (including mechanic’s lien claims), (ii) any breach by Vendor of any of the warranties, covenants, terms or conditions of this Agreement, or (iii) the death, injury, bodily injury or disease (including workers compensation claims) to any person or damage or injury to any property which resulted or is alleged to have resulted from any acts or omissions of Vendor, its employees and agents, contractors, subcontractors and/or any other persons for whose conduct it may be or is alleged to be legally responsible or from the Merchandise or its use, distribution or sale, including but not limited to the following:
A.  In connection with the failure or alleged failure of Vendor or any Merchandise to fully comply with any warranties, guarantees, or representations of Vendor hereunder, or otherwise;
B.  In connection with any promotional or advertising matter, fixtures, displays, guarantees, representations, warranties, labels, and/or instructions, verbal or otherwise, furnished by Vendor or submitted to Vendor by SI;
C.  Out of any infringement of any patent, design, trade name, trademark, copyright, trade secret, or any other right or entitlement of any third party or unfair competition, trademark dilution or similar claims;
D.  Out of any environmental, property and/or toxic tort claim, lawsuit, judgment, loss, civil penalty or action
E.  From the failure of Vendor to comply with any applicable Law.  Vendor agrees to indemnify, defend and hold SI harmless whether the claim or loss was alleged to have been caused in part by the negligence or gross negligence or fault of SI or any of the Indemnified Parties.

4.2  SI shall cooperate in the defense of any claim for which indemnification is sought under this Section 8.  Although Vendor shall have control of the defense of any action for which indemnification is sought, Vendor agrees to comply with the following requirements in connection with the conduct of the defense of any claim in which SI been named a party:
A.  Vendor shall use all reasonable efforts to promptly provide SI with copies of all discovery requests as soon as they are available to Vendor;
B.  Vendor shall provide SI with copies of all pleadings prior to their filing and SI shall be given the opportunity to provide comments to any such pleadings;
C.  Vendor shall choose defense counsel that is reasonably satisfactory to SI;
D.  Vendor or its representatives will keep SI or its agents informed of all information pertaining to a claim;
E.  Vendor shall inform SI of the date of any mediation, arbitration, trial or settlement conference as soon as possible after it receives such information.  And SI shall have the right to participate; and
F.  Vendor shall inform SI of the outcome of any mediation, arbitration, motion, trial or settlement or any other matter from which appeal rights could arise.

Notwithstanding the above, SI shall have the right, but not the obligation, to participate as it deems necessary in the handling, adjustment, or defense of any claim.  If SI  reasonably determines that a defense or defenses are available to SI that are not otherwise available to Vendor and raising such defense or defenses would create a conflict of interest for the counsel defending the claim, SI will be entitled, at its sole discretion, to retain separate counsel for the purpose of raising these defenses at Vendor’s sole cost and expense.

Notwithstanding the above, Vendor shall not enter into any settlement or compromise of the claim that would result in the admission of any liability by SI or any of the Indemnified Parties, any financial liability on the part of SI or any of the Indemnified Parties, or would subject SI or any of the Indemnified Parties to injunctive relief without first obtaining SI’s prior written consent.

4.3  In the event that Vendor fails to assume its obligation hereunder within 14 days, including its obligation to diligently pursue and pay for the defense of SI within 3 days, SI has the right, but not the obligation, to assume control of any defense at Vendor’s sole cost and expense.  In addition, if a U.S. or State regulatory agency initiates an investigation or enforcement action against SI for the failure of Vendor or Vendor’s Merchandise to comply with any applicable Law, Vendor hereby agrees that SI shall have the right, but not the obligation, to proceed on SI’s own behalf to defend itself and to thereafter require from Vendor reimbursement and indemnification for any and all costs and expenses (including attorneys’ fees) and for any monetary penalty or indemnity paid by SI as a result of Vendor’s noncompliance.  Vendor agrees to defend, indemnify and hold harmless SI and the Indemnified Parties under the terms of this Agreement.  Vendor’s insurer’s position regarding insurance coverage for SI, as an additional insured, does not in any way modify or limit Vendor’s agreement to defend and indemnify and hold SI and the Indemnified Parties harmless.

5.0 Assignment
Vendor shall not assign the Agreement, any part hereof or any right or obligation hereunder without the prior written consent of SI.  Any assignment in violation of the Agreement shall be void.  SI shall have the right to assign all and any part of its rights and obligations under the Agreement without the consent of Vendor to any subsidiary, affiliate or successor in interest throughout any type of sale, merger, acquisition, contractual assignment or otherwise.  The Agreement shall be binding upon the heirs, successors, legal representatives and permitted successors and assigns of Vendor and SI.

6.0 Governing Laws and Disputes
The Agreement shall be exclusively governed by, and interpreted under, the laws of the State of Michigan, excluding Michigan conflict of laws provisions.  The courts of the State of Michigan shall have sole exclusive jurisdiction over any and all disputes arising out of the Agreement. SI and Vendor hereby waive all claims of immunity from such jurisdiction.  Vendor irrevocably agrees that any legal action or proceeding seeking the enforcement or interpretation of this Agreement, or any agreement related hereto, may be brought in the United States District Court for the Eastern District of Michigan or the Michigan Circuit Court of the County of Oakland.  Vendor herby irrevocably submits itself to the jurisdiction of any such courts, and waives any objection it may now or hereafter have to the placing of venue in any such courts and right to remove any such action or proceeding to another court in the event of litigation to enforce any rights hereunder, the prevailing party shall be entitled to recover reasonable attorney’s fees in addition to such amount as the court may decide.

7.0 Severability
If any part of the Agreement is held by a court of competent jurisdiction to be invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such part or terms shall be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, executive order or other rule of law.  The remaining provisions of this Agreement shall remain in full force and effect.